Filed under Rule 433
                                                           File No. 333-126987


                       [LOGO OMITTED]COLGATE-PALMOLIVE

40-Year Floating Rate Notes

Final Terms and Conditions
--------------------------------------------------------------------------------

Issuer:                       Colgate-Palmolive Company (the "Company")

Security Offered:             Floating Rate Notes (the "Notes")

Ratings:                      Aa3/AA-

Principal Amount:             US$ 82,825,000

Interest Rate:                3-Month US$ LIBOR minus 30 basis points

Trade Date:                   November 28, 2006

Settlement Date:              December 4, 2006

Maturity Date:                December 4, 2046

Price to Public:              100%

Gross Spread:                 1.00%

Proceeds to Issuer:           99.00%

Interest Payment Dates:       Interest is payable quarterly on the 4th of
                              every three months, commencing on March 4, 2007.

Reset Convention /
Interest Reset Dates:         The interest rate will be reset quarterly, on
                              each Interest Payment Date. The 3 Month LIBOR
                              rate will be determined on the second London
                              banking day prior to each Interest Reset Date.

Minimum Denominations:        The Notes will be issued in denominations of
                              $1,000 and in integral multiples of $1,000

Form:                         DTC, Book-Entry

CUSIP:                        19416QDJ6

Put Provision:                The Notes will be repayable at the option of the
                              holder with at least 30 and not more than 60
                              days notice on the following days and at the
                              following prices together with any unpaid
                              accrued interest to the repayment date:

                              Repayment Date                             Price
                              December 4, 2007                           98.00%
                              December 4, 2008                           98.00%
                              December 4, 2009                           98.00%
                              December 4, 2010                           98.00%
                              December 4, 2011                           98.00%
                              December 4, 2012                           99.00%
                              December 4, 2013                           99.00%
                              December 4, 2014                           99.00%
                              December 4, 2015                           99.00%
                              December 4, 2016                           99.00%
                              December  4,  2017  and  December         100.00%
                              4  of every third year thereafter,
                              commencing December 4, 2020

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

[LOGO OMITTED]Citigroup              [LOGO OMITTED]MerrillLynch       [LOGO OMITTED]Morgan Stanley      [LOGO OMITTED]UBS
                Corporate and
                Investment Banking



Call Provision:               The Notes may be redeemed, at the option of the
                              Company, in whole or in part, with at least 30
                              and not more than 60 days notice, on December 4,
                              2036 or or any business day thereafter at the
                              following prices together with any unpaid
                              accrued interest to the repayment date:

                              If Redeemed during the                       Price
                              12-Month Period Commencing on:
                              December 4, 2036                           105.00%
                              December 4, 2037                           104.50%
                              December 4, 2038                           104.00%
                              December 4, 2039                           103.50%
                              December 4, 2040                           103.00%
                              December 4, 2041                           102.50%
                              December 4, 2042                           102.00%
                              December 4, 2043                           101.50%
                              December 4, 2044                           101.00%
                              December 4, 2045 and thereafter            100.50%
                              to, but excluding, maturity

Agents:                       Citigroup:                             $13,250,000
                              Merrill Lynch:                          $5,000,000
                              Morgan Stanley:                        $25,000,000
                              UBS:                                   $39,575,000




Notes Used as Qualified Replacement Property

      Prospective investors seeking to treat the Notes as "qualified replacement property" for purposes of Section 1042 of the Internal Revenue
Code of 1986, as amended (the "Code"), should be aware that Section 1042 requires the issuer to meet certain requirements in order for the Notes to constitute qualified replacement property. In general, qualified replacement property is a security issued by a domestic corporation that did not, for the taxable year preceding the taxable year in which such security was purchased, have "passive investment income" in excess of 25 percent of the gross receipts of such corporation for such preceding taxable year (the "passive income test"). For purposes of the passive income test, where the issuing corporation is in control of one or more corporations or such issuing corporation is controlled by one or more other corporations, all such corporations are treated as one corporation (the "affiliated group") when computing the amount of passive investment income under Section 1042.

      Colgate believes that less than 25 percent of its affiliated group's gross receipts is passive investment income for the taxable year ending
December 31, 2005. In making this determination, Colgate has made certain assumptions and used procedures which it believes are reasonable. Colgate cannot


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
[LOGO OMITTED]Citigroup              [LOGO OMITTED]MerrillLynch       [LOGO OMITTED]Morgan Stanley      [LOGO OMITTED]UBS
                Corporate and
                Investment Banking
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


give any assurance as to whether it will continue to meet the passive income test. It is, in addition, possible that the Internal Revenue Service may disagree with the manner in which Colgate has calculated the affiliated group's gross receipts (including the characterization thereof) and passive investment income and the conclusions reached herein.

                              ------------------

       The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, you may request for a copy of the prospectus by calling Citigroup Global
Markets Inc. toll free at 1-877-858-5407, Merrill Lynch, Pierce, Fenner &
Smith Incorporated toll free at 1-866-500-5408, Morgan Stanley & Co.
Incorporated toll free at 1-866-718-1649 or UBS Securities LLC toll-free at 1-888-722-9555, extension 1088.


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
[LOGO OMITTED]Citigroup              [LOGO OMITTED]MerrillLynch       [LOGO OMITTED]Morgan Stanley      [LOGO OMITTED]UBS
                Corporate and
                Investment Banking